Exhibit 10.1

 August 4, 2016

Re: Employment Offer

Dear Adolfo:

Essent Guaranty, Inc. (“Essent” or the “Company”) is pleased to confirm the offer extended to you to join Essent in the position of Senior Policy Advisor on Housing Finance, reporting directly to Mark A. Casale, President and CEO with a tentative commencement date of September 1, 2016. This letter sets forth the understanding of terms of your employment with Essent, including an overview of your compensation package.

Compensation:

Base Salary. You will be compensated on a semi monthly basis in the amount equal to $100,000 per annum, subject to tax and other required withholdings.

Long Term Incentive Bonus. In addition to the Base Salary, commencing in calendar year 2017, you will be eligible to participate in the applicable Long Term Incentive Plan (“LTI Plan”) with an annual target amount of at least $110,000 on the date of grant, with such shares fully vesting on the first anniversary of such date of grant provided you remain employed through such vesting date. The terms and conditions of the grant of LTI Plan Awards shall be set forth in the award agreement relating to the grant of such award. Compensation-related benefits will be prorated and calculated as of the first day of the month in which your hire date falls.

Policies and Benefits. As an employee of the Company you will become a co-employee of Insperity, Inc. for purposes including benefits. You will be provided with a Forms and Policies booklet which outlines the Company’s policies and programs. You will also be provided with copies of benefits booklets which outline the Company’s benefit programs and currently include health, life, disability, vision and dental insurance coverage, as well as 401(k) and tuition reimbursement.

At Will Employee. If you accept this offer, your employment will be “at-will.” You will be free to resign at any time for any reason or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time with or without cause.

Code of Business Conduct and Ethics Certification and Restrictive Covenant and Work Made for Hire Agreement. As a condition of employment, you will be required to sign Essent’s Code of Business Conduct and Ethics and a Restrictive Covenant and Work Made for Hire Agreement.

Section 409A Compliance. This letter is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated thereunder, and will be interpreted and construed consistent with that intent.

Drug Screen and Background Check. This offer is contingent upon your passing our mandatory drug screen and background check requirements. Details will be provided to you.

Acceptance. To indicate your acceptance of this offer, please sign below. This offer will remain open for 10 days from the date of this letter.

We look forward to working with you to create a successful Company and we are confident your employment with Essent will prove interesting and mutually beneficial.

Regards,

/s/ Mark A. Casale

Mark A. Casale
President and CEO

Agreed and Acknowledged:

/s/ Adolfo Marzol        8/5/16
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Adolfo Marzol            Date